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                                                             EXHIBIT 11.1

EXHIBIT 11.1 - EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the provisions of MPSI Systems Inc. Stock Option Plans. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. All computations give effect to a reverse stock split effective November 16, 1993 as if the transaction had occurred retroactively. Primary and fully diluted earnings per share are the same for each period presented.




- -------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended June 30,     Nine Months Ended June 30,
                                                 ------------------------------  ----------------------------
                                                           1996            1995           1996           1995
- -------------------------------------------------------------------------------------------------------------

Common stock outstanding throughout the period        2,752,000       2,728,000      2,732,000      2,728,000
Incremental shares:
    Exercised options                                         -               -         11,000              -
    Presumed exercise of dilutive stock options          68,000          47,000         83,000         29,000
    Stock issued to 401(k) Plan(1)                            -               -              -              -
- -----------------------------------------------  --------------  --------------  -------------  -------------

Weighted average shares outstanding                   2,820,000       2,775,000      2,826,000      2,757,000
===============================================  ==============  ==============  =============  =============


1. Common stock issued June 1996 was not outstanding for a sufficient period to have a material impact on the computation presented.



- ----------------------------------------------------------------------------------------------------
                                             (a)                 (b)
                                                               Weighted
                                          Results of           Average
                                          Operations            Shares             Per Share (a / b)
- ----------------------------------------------------------------------------------------------------

Three Months Ended June 30 - 1996         $ (723,000)         2,820,000                 $  (.26)
                           - 1995           $593,000          2,775,000                 $   .21


Nine Months Ended June 30  - 1996         $ (691,000)         2,826,000                  $ (.24)
                           - 1995         $1,151,000          2,757,000                  $  .42





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